Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-191606 and 333-191608) of The Western Union Company, and

(2)
Registration Statement (Form S-8 No. 333-137665) pertaining to The Western Union Company 2006 Long-Term Incentive Plan, The Western Union Company 2006 Non-Employee Director Equity Compensation Plan, and The Western Union Company Supplemental Incentive Savings Plan;

of our reports dated February 20, 2015, with respect to the consolidated financial statements and schedule of The Western Union Company and the effectiveness of internal control over financial reporting of The Western Union Company included in this Annual Report (Form 10-K) of The Western Union Company for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Denver, Colorado
February 20, 2015